Exhibit 99.1

Mobileye Releases Second Quarter 2025 Results, Updates Full-year 2025 Outlook, and Provides Business Overview

•	Revenue of $506 million in the second quarter increased 15% year over year compared to Q2 2024 on strong demand across the business. Operating Income (Loss) and Adjusted Operating Income improved 21% and 34%, respectively.

•	Diluted EPS (GAAP) was $(0.08) and Adjusted Diluted EPS (Non-GAAP) was $0.13 in the second quarter of 2025.

•	Continued strength in supply-demand dynamics supports an upward revision of our full-year 2025 revenue outlook to $1,765 million - $1,885 million, implying 7% - 14% year-over-year revenue growth.

•	Generated net cash from operating activities of $322 million in the six months ended June 28, 2025. Our balance sheet is strong with $1.7 billion of cash and cash equivalents and zero debt as of June 28, 2025.

JERUSALEM – July 24, 2025 – Mobileye Global Inc. (Nasdaq: MBLY) (“Mobileye”) today released its financial results for the three months ended June 28, 2025.

“The business performed very well in Q2, both on the revenue growth and cost management side. Stronger visibility on industry supply-demand alignment since late-April supports our decision to raise the full-year outlook, while we continue to maintain a conservative stance given the broader macro environment,” said Mobileye President and CEO Prof. Amnon Shashua. “Substantial progress on our advanced product programs raises our confidence that upcoming launches will lead to an inflection in Mobileye’s growth trajectory in 2027, with Drive anticipated to join SuperVision as material growth drivers in that year.”

Second Quarter 2025 Business Highlights

•	Revenue growth of 15% year-over-year in Q2 was higher than our prior outlook and it was broad-based, including strong EyeQ volumes across our customer base (including China-based OEMs), steady ramp-ups of new ADAS programs, and good end-demand for vehicles with the first-generation SuperVision system. We continue to win new programs at a high rate and incremental traction on Surround ADAS signals strong potential for a next generation of higher-content ADAS for mass-market vehicles.

•	Simultaneous execution of our four advanced products with various brands of the Volkswagen Group continues to meet performance and safety KPI’s laid out at the start of each program. Volkswagen unveiled and demonstrated the autonomous driving version of the ID.Buzz in June and we are on-track to begin fully driverless deployments in the US in 2026. SuperVision and Chauffeur test vehicles now include production-level hardware and significant portions of the next generation AI-heavy software stack and are demonstrating better-than-predicted performance in multiple geographies.

•	Positive proof-points on consumer acceptance of driverless robotaxis continues to push demand for the Mobileye Drive system, both from the vehicle platform side (i.e., OEMs) and the demand-generation side (i.e., mobility providers). Our lead vehicle platform provider Volkswagen announced a strategic partnership with Uber to deploy robotaxis beginning in Los Angeles, we made progress on completing the ecosystem for the Lyft / Marubeni engagement, and we continue to see strong interest from mobility providers across Europe.

•	Mobileye’s in-house designed imaging radar is a key differentiator within Mobileye’s eyes-off product bundles (Chauffeur and Drive) and achieved its first design win in Q2 as an enabler of highway-speed L3 eyes-off performance. This important proof-point, along with additional signs of technological maturity, drove increased interest in the Chauffeur solution as a scalable enabler of L3 consumer AV, seen as high-value proposition by OEMs.

Second Quarter 2025 Financial Summary and Key Highlights (Unaudited)

GAAP
U.S. dollars in millions	Q2 2025	Q2 2024	% Y/Y
Revenue	$506	$439	15%
Gross Profit	$252	$209	21%
Gross Margin	50%	48%	+219	bps
Operating Income (Loss)	$(74)	$(94)	21%
Operating Margin	(15)%	(21)%	+679	bps
Net Income (Loss)	$(67)	$(86)	22%
EPS - Basic	$(0.08)	$(0.11)	23%
EPS - Diluted	$(0.08)	$(0.11)	23%

Non-GAAP
U.S. dollars in millions	Q2 2025	Q2 2024	% Y/Y
Revenue	$506	$439	15%
Adjusted Gross Profit	$347	$304	14%
Adjusted Gross Margin	69%	69%	(67	)bps
Adjusted Operating Income	$106	$79	34%
Adjusted Operating Margin	21%	18%	+295	bps
Adjusted Net Income	$102	$76	34%
Adjusted EPS - Basic	$0.13	$0.09	33%
Adjusted EPS - Diluted	$0.13	$0.09	33%

•	Revenue of $506 million increased by 15% compared to the second quarter of 2024, primarily due to a 28% increase in EyeQ volumes, resulting from higher customer demand and the normalization of excess inventory by the Company’s Tier 1 customers previously used to satisfy demand during 2024, partially offset by lower SuperVision volumes on a year-over-year basis.

•	Gross Margin increased by approximately 2 percentage points in the second quarter of 2025 as compared to the prior year period. The increase was primarily due to similar levels of amortization of intangible assets on a higher revenue base.

•	Adjusted Gross Margin remained relatively flat in the second quarter of 2025 as compared to the prior year period. The positive mix effect of higher EyeQ revenue (relative to SuperVision) was offset by a slight reduction in EyeQ ASP mainly due to higher volumes in China.

•	Operating Margin improved from (21)% in the second quarter of 2024 to (15%) in the second quarter of 2025. The increase was primarily due to higher Gross Margin and lower operating expenses as a percentage of revenue.

•	Adjusted Operating Margin increased by 3 percentage points in the second quarter of 2025 as compared to the prior year period. The increase was primarily due to lower operating expenses as a percentage of revenue.

•	Operating cash flow for the six months ended June 28, 2025 was $322 million. Cash used in purchases of property and equipment was $28 million for that same period. In July 2025, we used $100 million of cash to repurchase stock from Intel.

Updated Financial Guidance for the 2025 Fiscal Year

	Updated Guidance Full Year 2025		Previous Guidance Full Year 2025
U.S. dollars in millions	Low	High	Range
Revenue	$1,765	$1,885	$1,690 - 1,810
Operating Loss	$(512)	$(436)	$(574) - (489)
Amortization of acquired intangible assets	$443	$443	443
Share-based compensation expense	$279	$279	306
Adjusted Operating Income	$210	$286	$175 - 260

Our updated guidance reflects a 4% increase in expected Revenue, at the midpoint, due to an increased outlook for both EyeQ and SuperVision shipments for the remainder of 2025 resulting from higher-than-expected volume in the second quarter of 2025 and increased visibility into industry supply-demand dynamics in the third quarter of 2025. Our updated guidance also reflects a decrease in Operating Loss (GAAP) and an increase in Adjusted Operating Income (Non-GAAP), at the midpoint, of 11% and 14%, respectively, due to the typical incremental margin on higher revenue and stable expectations for operating expenses. The foregoing reflects Mobileye’s updated expectations for Revenue, Operating Loss and Adjusted Operating Income results for the full year 2025. This guidance incorporates our best estimates of production impacts related to current tariffs imposed on complete vehicles imported into the United States and tariffs on imported vehicle components used in US vehicle production, but assuming no further tariff developments or increases.

We believe Adjusted Operating Income (a non-GAAP metric) is an appropriate metric as it excludes significant non-cash expenses including: 1) Amortization charges related to intangible assets consisting of developed technology, customer relationships, and brands as a result of Intel’s acquisition of Mobileye in 2017 and the acquisition of Moovit in 2020; and, 2) Share-based compensation expense. These statements represent forward-looking information and may not represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the Forward-Looking Statements section of this release.

Earnings Conference Call Webcast Information

Mobileye will host a conference call today, July 24, 2025, at 8:00am ET (3:00pm IT) to review its results and provide a general business update. The conference call will be accessible live via a webcast on Mobileye’s investor relations site, which can be found at ir.mobileye.com, and a replay of the webcast will be made available shortly after the event’s conclusion.

Non-GAAP Financial Measures

This press release contains Adjusted Gross Profit and Margin, Adjusted Operating Income and Margin, Adjusted Net Income and Adjusted EPS, which are financial measures not presented in accordance with GAAP. We define Adjusted Gross Profit as gross profit presented in accordance with GAAP, excluding amortization of acquisition related intangibles and share-based compensation expense. Adjusted Gross Margin is calculated as Adjusted Gross Profit divided by total revenue. We define Adjusted Operating Income (Loss) as operating loss presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles and share-based compensation expenses. Operating margin is calculated as Operating Income (Loss) divided by total revenue, and Adjusted Operating Margin is calculated as Adjusted Operating Income divided by total revenue. We define Adjusted Net Income as net loss presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, share-based compensation expense, as well as the related income tax effects. Income tax effects have been calculated using the applicable statutory tax rate for each adjustment taking into consideration the associated valuation allowance impacts. The adjustment for income tax effects consists primarily of the deferred tax impact of the amortization of acquired intangible assets. Adjusted Basic EPS is calculated by dividing Adjusted Net Income for the period by the weighted-average number of common shares outstanding during the period. Adjusted Diluted EPS is calculated by dividing Adjusted Net Income (Loss) by the weighted-average number of common shares outstanding during the period, while giving effect to all potentially dilutive common shares to the extent they are dilutive.

We use such non-GAAP financial measures to make strategic decisions, establish business plans and forecasts, identify trends affecting our business, and evaluate performance. For example, we use these non-GAAP financial measures to assess our pricing and sourcing strategy, in the preparation of our annual operating budget, and as a measure of our operating performance. We believe that these non-GAAP financial measures, when taken collectively, may be helpful to investors because they allow for greater transparency into what measures our management uses in operating our business and measuring our performance, and enable comparison of financial trends and results between periods where items may vary independently of business performance. The non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

About Mobileye Global Inc.

Mobileye (Nasdaq: MBLY) leads the mobility revolution with our autonomous driving and driver-assistance technologies, harnessing world-renowned expertise in artificial intelligence, computer vision, mapping, and integrated software and hardware. Since our founding in 1999, Mobileye has enabled the wide adoption of advanced driver-assistance systems that bolster driving safety, while pioneering such groundbreaking technologies as REM™ crowdsourced mapping, True Redundancy™ sensing, and Responsibility Sensitive Safety (RSS). These technologies drive the ADAS and AV fields towards the future of mobility – enabling self-driving vehicles and mobility solutions at scale, and powering industry-leading advanced driver-assistance systems. Through 2024, more than 200 million vehicles worldwide have been built with Mobileye’s EyeQ technology inside. Since 2022, Mobileye has been listed independently from Intel (Nasdaq: INTC), which retains majority ownership.

“Mobileye,” the Mobileye logo and Mobileye product names are registered trademarks of Mobileye Global. All other marks are the property of their respective owners.

Forward-Looking Statements

Mobileye’s business outlook, guidance and other statements in this release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including Mobileye’s 2025 full-year guidance, projected future revenue and descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast,” or the negative of these terms, and other similar expressions, although not all forward-looking statements contain these words. We base these forward-looking statements or projections, including Mobileye’s full-year guidance, on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. You should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections.

Important factors that may materially affect such forward-looking statements and projections include the following: further deterioration of macroeconomic conditions due to ongoing global economic and political uncertainty (as our current guidance assumes the estimated production and/or demand impact of current tariff conditions); future business, social and environmental performance, goals and measures; our anticipated growth prospects and trends in markets and industries relevant to our business; business and investment plans; expectations about our ability to maintain or enhance our leadership position in the markets in which we participate; future consumer demand and behavior, including expectations about excess inventory utilization by customers; our ability to effectively compete in the markets in which we operate; future products and technology, and the expected availability and benefits of such products and technology; development of regulatory frameworks for current and future technology; changes in regulation and trade policy, including increased tariffs, in regions in which we operate, including the U.S., Europe and China; projected cost and pricing trends; future production capacity and product supply; potential future benefits and competitive advantages associated with our technologies and architecture and the data we have accumulated; the future purchase, use and availability of products, components and services supplied by third parties, including third-party IP and manufacturing services; uncertain events or assumptions, including statements relating to our estimated vehicle production and market opportunity, potential production volumes associated with design wins and other characterizations of future events or circumstances; adverse conditions in Israel, including as a result of war and geopolitical conflict, which may affect our operations and may limit our ability to produce and sell our solutions; any disruption in our operations by the obligations of our personnel to perform military service as a result of current or future military actions involving Israel; availability, uses, sufficiency and cost of capital and capital resources, including expected returns to stockholders such as dividends, and the expected timing of future dividends; and tax- and accounting-related expectations.

The estimates included herein are based on projections of future production volumes that were provided by our current and prospective OEMs at the time of sourcing the design wins for the models related to those design wins. For the purpose of these estimates, we estimated sales prices based on our management’s estimates for the applicable product bundles and periods. Achieving design wins is not a guarantee of revenue, and our sales may not correlate with the achievement of additional design wins. Moreover, our pricing estimates are made at the time of a request for quotation by an OEM (in the case of estimates related to contracted customers), so that worsening market or other conditions between the time of a request for quotation and an order for our solutions may require us to sell our solutions for a lower price than we initially expected. These estimates may deviate from actual production volumes and sale prices (which may be higher or lower than the estimates) and the amounts included for prospective but uncontracted production volumes may never be achieved. Accordingly, these estimations are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections.

Detailed information regarding these and other factors that could affect Mobileye’s business and results is included in Mobileye’s SEC filings, including the company’s Annual Report on Form 10-K for the year ended December 28, 2024, particularly in the section entitled “Item 1A. Risk Factors”. Copies of these filings may be obtained by visiting our Investor Relations website at ir.mobileye.com or the SEC’s website at www.sec.gov.

Second Quarter 2025 Financial Results

Mobileye Global Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Six months Ended
U.S. dollars in millions, except share and per share data	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Revenue	$506	$439	$944	$678
Cost of revenue	254	230	485	415
Gross profit	252	209	459	263
Research and development, net	282	256	557	499
Sales and marketing	25	28	56	62
General and administrative	19	19	37	34
Total operating expenses	326	303	650	595
Operating income (loss)	(74)	(94)	(191)	(332)
Financial income (expense), net	13	13	31	30
Income (loss) before income taxes	(61)	(81)	(160)	(302)
Benefit (provision) for income taxes	(6)	(5)	(9)	(2)
Net income (loss)	$(67)	$(86)	$(169)	$(304)

Earnings (loss) per share attributed to Class A and Class B stockholders:
Basic and diluted	$(0.08)	$(0.11)	$(0.21)	$(0.38)
Weighted-average number of shares used in computation of earnings (loss) per share attributed to Class A and Class B stockholders (in millions):
Basic and diluted	812	806	812	806

Mobileye Global Inc.

Condensed Consolidated Balance sheets (unaudited)

U.S. dollars in millions	June 28, 2025	December 28, 2024
Assets
Current assets
Cash and cash equivalents	$1,709	$1,426
Trade accounts receivable, net	217	212
Inventories	325	415
Other current assets	146	121
Total current assets	2,397	2,174
Non-current assets
Property and equipment, net	454	458
Intangible assets, net	1,387	1,609
Goodwill	8,200	8,200
Other long-term assets	140	138
Total non-current assets	10,181	10,405
TOTAL ASSETS	$12,578	$12,579
Liabilities and Equity
Current liabilities
Accounts payable and accrued expenses	$199	$190
Employee related accrued expenses	115	105
Related party payable	4	4
Other current liabilities	29	34
Total current liabilities	347	333
Non-current liabilities
Long-term employee benefits	69	62
Deferred tax liabilities	36	47
Other long-term liabilities	60	50
Total non-current liabilities	165	159
TOTAL LIABILITIES	$512	$492
TOTAL EQUITY	12,066	12,087
TOTAL LIABILITIES AND EQUITY	$12,578	$12,579

Mobileye Global Inc.

Condensed Consolidated Cash Flows (unaudited)

	Six months Ended
U.S. dollars in millions	June 28, 2025	June 29, 2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(169)	$(304)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	36	30
Share-based compensation	134	124
Amortization of intangible assets	222	222
Exchange rate differences on cash and cash equivalents	(8)	5
Deferred income taxes	(11)	(11)
(Gains) losses on equity and debt investments, net	(1)	1
Other	4	(1)
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts receivable	(5)	133
Decrease (increase) in other current assets	12	8
Decrease (increase) in inventories	90	(94)
Increase (decrease) in accounts payable, accrued expenses and related party payable	4	(52)
Increase (decrease) in employee-related accrued expenses and long term benefits	17	3
Increase (decrease) in other current liabilities	(6)	5
Decrease (increase) in other long-term assets	(2)	(2)
Increase (decrease) in other long-term liabilities	5	3
Net cash provided by operating activities	322	70
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(28)	(46)
Purchases of debt and equity investments	(44)	(18)
Maturities and sales of debt and equity investments	33	—
Net cash used in investing activities	(39)	(64)
CASH FLOWS FROM FINANCING ACTIVITIES
Share-based compensation recharge	—	(11)
Net cash provided by (used in) financing activities	—	(11)
Effect of foreign exchange rate changes on cash and cash equivalents	8	(5)
Increase (decrease) in cash, cash equivalents and restricted cash	291	(10)
Balance of cash, cash equivalents and restricted cash, at beginning of year	1,438	1,226
Balance of cash, cash equivalents and restricted cash, at end of period	$1,729	$1,216

Mobileye Global Inc.

Reconciliation of GAAP Gross Profit and Margin to Non-GAAP Adjusted Gross Profit and Margin1 (unaudited)

	Three Months Ended				Six months Ended
U.S. dollars in millions	June 28, 2025		June 29, 2024		June 28, 2025		June 29, 2024
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Gross Profit and Margin	$252	50%	$209	48%	$459	49%	$263	39%
Add: Amortization of acquired intangible assets	94	19%	94	21%	188	20%	188	28%
Add: Share-based compensation expense	1	—%	1	—%	1	—%	1	—%
Adjusted Gross Profit and Margin	$347	69%	$304	69%	$648	69%	$452	67%

1Adjusted Gross Margin is calculated as adjusted gross profit as a percentage of revenue

Mobileye Global Inc.

Reconciliation of GAAP Operating Income (Loss) and Margin to Non-GAAP Adjusted Operating Income and Margin2 (unaudited)

	Three Months Ended				Six months Ended
U.S. dollars in millions	June 28, 2025		June 29, 2024		June 28, 2025		June 29, 2024
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Operating Income (Loss) and Operating Margin	$(74)	(15)%	$(94)	(21)%	$(191)	(20)%	$(332)	(49)%
Add: Amortization of acquired intangible assets	111	22%	111	25%	222	24%	222	33%
Add: Share-based compensation expense	69	14%	62	14%	134	14%	124	18%
Adjusted Operating Income and Margin	$106	21%	$79	18%	$165	17%	$14	2%

2Adjusted Operating Margin is calculated as adjusted operating income as a percentage of revenue

Mobileye Global Inc.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Net Income (unaudited)

	Three Months Ended				Six months Ended
U.S. dollars in millions	June 28, 2025		June 29, 2024		June 28, 2025		June 29, 2024
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Net Income (Loss)	$(67)	(13)%	$(86)	(20)%	$(169)	(18)%	$(304)	(45)%
Add: Amortization of acquired intangible assets	111	22%	111	25%	222	24%	222	33%
Add: Share-based compensation expense	69	14%	62	14%	134	14%	124	18%
Less: Income tax effects	(11)	(2)%	(11)	(2)%	(22)	(2)%	(21)	(3)%
Adjusted Net Income	$102	20%	$76	17%	$165	18%	$21	3%

Supplemental Information - Average System Price (unaudited) 3

	Q2 2024	Q3 2024	Q4 2024	Q1 2025	Q2 2025
EyeQ and SuperVision revenue (U.S. dollars in millions)	$413	$457	$464	$415	$481
Number of systems shipped (in millions)	7.6	8.6	9.3	8.5	9.7
Average system price (U.S. dollars)	$54.4	$53.3	$50.0	$49.0	$49.7

3 Average System Price is calculated as the sum of revenue related to EyeQTM and SuperVision systems, divided by the number of systems shipped.

Contacts

Dan Galves

Investor Relations

investors@mobileye.com

Justin Hyde

Media Relations

justin.hyde@mobileye.com